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                                                                  Rule 424(b)(3)
                                                  Registration Stmt. No.33-63343
Pricing Supplement No. 6                                 Dated: October 26, 1995

(To Prospectus dated October 25, 1995 and
Prospectus Supplement dated October 25, 1995)

                           FINOVA CAPITAL CORPORATION
                   (Formerly Greyhound Financial Corporation)
                    Medium-Term Notes, Series C - Fixed Rate

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Principal Amount:      $25,000,000       Trade Date:      10/26/95
Issue Price:           100%              Original Issue Date:  10/31/95
Interest Rate:         6.14%             Net Proceeds to Issuer:  $24,912,500
Stated Maturity Date:    11/2/98         Agent's Discount or Commission: $87,500
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Interest Payment Dates:  Semiannually on each March 15
                   and September 15 and at Maturity
                   Commencing on March 15, 1996

Day Count Convention:

        ( X )    30/360 for the period from October 31, 1995 to November 2, 1998
        (  )     Actual /360 for the period from         to
        (  )     Actual/Actual for the period from       to
Redemption:
        ( X )    The Notes cannot be redeemed prior to the Stated Maturity Date.
        (  )     The Notes may be redeemed prior to the Stated Maturity Date.

Initial Redemption Date:

Optional Repayment:

        ( X )   The Notes cannot be repaid prior to the Stated Maturity Date.
        (  )    The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Optional Repayment Date(s):
Currency:
        Specified Currency:
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currently is other than U.S. dollars)

Original Issue Discount:  (  ) Yes  ( X ) No

        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:   ( X ) Book-Entry  (  ) Certificated

           Lehman Brothers    Citicorp Securities, Inc.   X Goldman, Sachs & Co.
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   Merrill Lynch & Co.     CS First Boston     Morgan Stanley & Co. Incorporated
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